Exhibit 99.1

Name and Address of Reporting Person:	Valinor Management L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	December 22, 2017

Footnotes to Form 4

(1)  Represents 4,503,664 shares directly held by Valinor Capital Partners SPV XIX, LLC (“SPV XIX”) (including 685,784 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Hamony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones).  Valinor Management, L.P. (“Valinor Management”) serves as investment manager to SPV XIX and David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management.  Each of Valinor Management and David Gallo may be deemed to beneficially own the securities held by SPV XIX and each of Valinor Management and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(2)  Represents 584,963 shares directly held by Valinor Capital Partners SPV XXII, LLC (“SPV XXII”) (including 89,074 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to SPV XXII and David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management.  Each of Valinor Management and David Gallo may be deemed to beneficially own the securities held by SPV XXII and each of Valinor Management and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(3)  Represents 5,668,587 shares held directly held by VND Partners, L.P. (“VND Partners”) (including 863,168 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to VND Partners and David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management.  Each of Valinor Management and David Gallo may be deemed to beneficially own the securities held by VND Partners and each of Valinor Management and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(4) Represents 12,229,018 shares directly held by Valinor Capital Partners Offshore Master Fund, L.P. (“Capital Partners Offshore Master”) (including 1,862,143 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Capital Partners Offshore Master and Valinor Associates, LLC (“Associates”) serves as general partner to Capital Partners Offshore Master.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and he is the Managing Member of Valinor Associates.  Each of Valinor Management, Valinor Associates and David Gallo may be deemed to beneficially own the securities held by Capital Partners Offshore Master and each of Valinor Management, Valinor Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.